Exhibit 99.1

FOR IMMEDIATE RELEASE

DATE:	October 17, 2014
CONTACT:	Thomas D. Cestare
Executive Vice President and Chief Financial Officer
PHONE:	(215) 864-6009

BENEFICIAL MUTUAL BANCORP, INC. ANNOUNCES THIRD QUARTER RESULTS

PHILADELPHIA, PENNSYLVANIA, October 17, 2014 — Beneficial Mutual Bancorp, Inc. (“Beneficial”) (NASDAQ GS: BNCL), the parent company of Beneficial Bank (the “Bank”), today announced net income of $6.5 million and $13.6 million, or $0.09 and $0.18 per diluted share, for the three and nine months ended September 30, 2014, respectively, compared to $3.5 million and $9.6 million, or $0.05 and $0.13 per diluted share, for the three and nine months ended September 30, 2013, respectively.  The increase in net income for the three and nine months ended September 30, 2014 compared to the same period a year ago was primarily due to improving asset quality which resulted in lower provisions for loan losses and lower classified loan and REO expense as well a gain related to the sale of nonperforming assets.

Highlights for the three and nine months ended September 30, 2014 are as follows:

•                                          On a year to date basis, our loan portfolio increased $47.0 million (2.7% annualized growth) due to growth in our commercial loan portfolio.

•                                          We have been able to stabilize our net interest margin, which was 2.89% for the third quarter of 2014 compared to 2.81% for the second quarter of 2014 and 2.81% for the third quarter of 2013.  The net interest margin was benefited by 8 basis points from loan prepayment fees and payoff adjustments for the quarter ended September 30, 2014.

•                                          We sold $11.0 million of non-performing loans during the quarter, which resulted in a $1.6 million net gain on sale of loans held for sale and a $766 thousand net charge-off.

•                                          We experienced continued improvement in our asset quality metrics during the nine months ended September 30, 2014 with non-performing loans, excluding government guaranteed student loans, decreasing 72.1% to $14.4 million at September 30, 2014 from $51.8 million at December 31, 2013.

•                                          We experienced a $640 thousand net recovery during the quarter ended September 30, 2014 compared to a $1.7 million net charge-off for the quarter ended June 30, 2014 and a $3.3 million net charge-off for the quarter ended September 30, 2013.  Our non-performing assets ratio, excluding government guaranteed student loans, improved to 0.38% at September 30, 2014, compared to 1.26% at December 31, 2013.

•                                          Our balance sheet remained strong at September 30, 2014, with our allowance for loan losses totaling $51.7 million, or 2.16% of total loans, compared to $55.6 million, or 2.38% of total loans, at December 31, 2013.

•                                          During the quarter, we announced that we adopted a Plan of Conversion and Reorganization (the “Plan of Conversion”), whereby we will sell the majority ownership in the Company to the public and the Company, which is currently in the mutual holding company structure, will reorganize to a fully public stock holding company in a transaction commonly referred to as a “second step” conversion.

•                                          We repurchased 450,744 shares of common stock during the quarter ended September 30, 2014, increasing total treasury shares to 7,374,515 as of September 30, 2014. We are no longer repurchasing shares due to our announced planned second step conversion.

•                                          Capital levels remained strong with tangible capital to tangible assets totaling 11.42% at September 30, 2014 compared to 10.89% at December 31, 2013.

Gerard Cuddy, Beneficial’s President and CEO, stated, “During the quarter, we continued to make progress towards our strategic goals and grew our loan portfolio, improved our balance sheet mix, further strengthened our asset quality metrics and controlled expenses which resulted in increased profitability.  We remain committed to our customers by delivering an education-based experience through The Beneficial Conversation and have made it our Mission to always help our customers do the right thing financially.”

Balance Sheet

Total assets decreased $223.5 million, or 4.9%, to $4.36 billion at September 30, 2014 from $4.58 billion at December 31, 2013.  Cash and cash equivalents decreased $123.3 million to $232.4 million at September 30, 2014 from $355.7 million at December 31, 2013.  The decrease in cash and cash equivalents was primarily driven by a planned $197.8 million run-off of municipal deposits and higher-cost time deposits.  The run-off of the municipal and time deposits and the related decrease in cash balances have helped stabilize our net interest margin for the quarter and the year.

Investments decreased $143.1 million, or 9.1%, to $1.44 billion at September 30, 2014 from $1.58 billion at December 31, 2013.  The decrease in investments during the nine months ended September 30, 2014 was primarily driven by investment prepayments, which helped fund the municipal and time deposit run-off and the growth in our loan portfolio.  We continue to focus on maintaining a high quality investment portfolio that provides a steady stream of cash flows both in the current and in rising interest rate environments. We are also focused on improving our balance sheet mix by reducing the percentage of our assets in cash and investments and growing our loan portfolio.

Loans increased $47.0 million, or 2.0%, to $2.39 billion at September 30, 2014 from $2.34 billion at December 31, 2013. We experienced an $80.7 million increase in our commercial loan portfolio due to strong commercial real estate growth partially offset by decreases in our residential and consumer loan portfolios.  Commercial loans include shared national credits, which increased to $153.1 million at September 30, 2014 compared to $44.7 million at December 31, 2013.

Increases in intermediate and long-term interest rates continue to impact the housing market and contributed to lower mortgage loan originations, which resulted in a $15.6 million, or 2.3%, decrease in our residential loan portfolio for the nine months ended September 30, 2014. Our consumer loan categories continue to be impacted by weak demand and decreased $18.1 million, or 2.7%, during the nine months ended September 30, 2014.

Deposits decreased $216.8 million, or 5.9%, to $3.44 billion at September 30, 2014 from $3.66 billion at December 31, 2013.  The decrease in deposits was primarily the result of a $164.0 million decrease in municipal deposits and a $33.8 million decrease in time deposits, which was consistent with the planned run-off associated with our re-pricing of higher-cost, non-relationship-based accounts.

At September 30, 2014, stockholders’ equity decreased $3.4 million to $611.7 million, or 14.0% of total assets, compared to $615.1 million, or 13.4% of total assets, at December 31, 2013. This decrease was due to the repurchase of 2,198,834 shares of common stock during the period, partially offset by an increase in retained earnings and other comprehensive income during the nine month period.

Net Interest Income

For the three months ended September 30, 2014, net interest income was $29.4 million, a decrease of $1.4 million, or 4.4%, from the three months ended September 30, 2013. The decrease in net interest income was primarily the result of a decline in the average balance of investments and a reduction in the average interest rate earned on loans, partially offset by a reduction of 5 basis points in the average cost of liabilities and $237.9 million in the average balance of municipal deposits. Net interest margin increased to 2.89% for the three months ended September 30, 2014 as compared to 2.81% for the same period in 2013. The net interest margin was benefited by 8 basis points from loan prepayment fees and payoff adjustments for the quarter ended September 30, 2014. We expect that the continued low interest rate environment will put pressure on net interest margin in future periods but are focused on growing our loan portfolio and improving our balance sheet to help stabilize our net interest margin.

For the nine months ended September 30, 2014, Beneficial reported net interest income of $88.2 million, a decrease of $5.4 million, or 5.8%, from the nine months ended September 30, 2013. The decrease was primarily the result of a decline in the average balance of investments and loans, coupled with a reduction in the average interest rate earned on loans, partially offset by a reduction in the average cost of liabilities and a $213.1 million decrease in the average balance of municipal deposits. Our net interest margin remained relatively consistent at 2.84% for the nine months ended September 30, 2014 compared to 2.82% for the same period in 2013.

Non-interest Income

For the three months ended September 30, 2014, non-interest income totaled $7.2 million, an increase of $1.6 million, or 29.2%, from the three months ended September 30, 2013.  The increase was primarily due to a $1.6 million net gain recorded during the three months ended September 30, 2014 on the sale of non-performing commercial loans held for sale.

For the nine months ended September 30, 2014, non-interest income totaled $19.1 million, a decrease of $704 thousand, or 3.5%, from the nine months ended September 30, 2013.  The decrease was primarily due to a $1.3 million decrease in the gain on sale of investment securities, a $763 thousand decrease in return check charges, and a $433 thousand decrease in mortgage banking income, offset by a $1.6 million gain on the sale of non-performing commercial loans recorded during the nine months ended September 30, 2014.

Non-interest Expense

For the three months ended September 30, 2014, non-interest expense totaled $29.0 million, a decrease of $1.7 million, or 5.7% from the three months ended September 30, 2013.  The decrease in non-interest expense was primarily due to a $1.1 million decrease in classified loan and other real estate owned expenses, a $730 thousand decrease in marketing expense and a $631 thousand decrease in professional fees, partially offset by a $637 thousand increase in salaries and employee benefits due to annual merit increases and increased health benefit costs.  The decrease in classified loan and other real estate owned expenses is consistent with the reduction in the balance of non-performing assets and the improvement in our asset quality metrics.

For the nine months ended September 30, 2014, non-interest expense totaled $89.5 million, a decrease of $1.3 million, or 1.4%, from the nine months ended September 30, 2013.  The decrease in non-interest expense was primarily driven by a $3.2 million decrease in classified loan and other real estate owned expenses, a $1.1 million decrease in marketing expense and a $1.1 million decrease in professional fees. These decreases to non-interest expense were partially offset by a $2.1 million increase in salaries and employee benefits, a $901 thousand increase in occupancy costs, which were driven by snow removal expenses and one-time headquarter moving costs, a $572 thousand increase in relocation costs associated with the headquarters move in the first quarter of 2014, and a $357 thousand increase in correspondent bank charges.

Income Taxes

For the three months ended September 30, 2014, we recorded a provision for income taxes of $2.6 million, reflecting an effective tax rate of 28.7% compared to a provision for income taxes of $585 thousand, reflecting an effective tax rate of 14.3% for the three months ended September 30, 2013.  The increase in income tax expense was due to higher profitability levels for the three months ended September 30, 2014 compared to the three months ended September 30, 2013.  For the nine months ended September 30, 2014, we recorded a provision for income taxes of $4.1 million, reflecting an effective tax rate of 23.0% compared to a provision for income taxes of $1.5 million, reflecting an effective tax rate of 13.8% for the nine months ended September 30, 2013. The increase in income tax expense and the effective tax rate was due to higher profitability levels for the nine months ended September 30, 2014 as compared to the nine months ended September 30, 2013. The effective tax rates differ from the statutory rate of 35% principally because of tax-exempt investments, non-taxable income related to bank-owned life insurance and tax credits received on affordable housing partnerships. These tax credits relate to investments maintained by the Bank as a limited partner in partnerships that sponsor affordable housing projects utilizing low-income housing credits pursuant to Section 42 of the Internal Revenue Code.

Asset Quality

Asset quality metrics continued to improve as non-performing loans, excluding government guaranteed student loans, decreased to $14.4 million at September 30, 2014, compared to $51.8 million at December 31, 2013.  The $37.4 million, or 72.1%, decrease in non-performing loans since year end, excluding government student loans, was a function of our continued work out of non-performing assets as well as an $11.3 million non-performing commercial loan sale in the second quarter of 2014, which resulted in a $913 thousand recovery and an $11.0 million non-performing commercial loan sale in the third quarter of 2014, which resulted in a $1.6 million gain on sale.

As a result of the improvement in our asset quality metrics and the net recoveries for the period, we reversed $1.6 million of our provision for loan losses for the quarter ended September 30, 2014 compared to recording a $1.5 million provision for loan losses for the quarter ended September 30, 2013.  For the nine months ended September 30, 2014 our provision was $200 thousand compared to $11.5 million for the nine months ended September 30, 2013.  Net recoveries during the quarter ended September 30, 2014 were $640 thousand compared to net charge-offs of $1.7 million for the quarter ended June 30, 2014, $2.7 million during the quarter ended December 31, 2013, and $3.3 million during the quarter ended September 30, 2013. For the nine months ended September 30, 2014, our net charge offs were $4.1 million, or 0.18% of total loans, compared to $12.3 million, or 0.53% of total loans, for the nine months ended September 30, 2013.

At September 30, 2014, the Bank’s allowance for loan losses totaled $51.7 million, or 2.16% of total loans, compared to $55.6 million, or 2.38% of total loans, at December 31, 2013 and $56.9 million, or 2.43% of total loans, at September 30, 2013.

Capital

The Bank’s capital position remains strong relative to current regulatory requirements. The Bank continues to have substantial liquidity as the inflows of deposits and prepayments have largely been retained in cash or invested in high quality government-backed securities.  In addition, at September 30, 2014, we had the ability to borrow up to $1.2 billion combined from the Federal Home Loan Bank of Pittsburgh and the Federal Reserve Bank of Philadelphia. Our capital ratios are considered to be well capitalized and are as follows:

				Minimum Well	Excess Capital
	9/30/2014	12/31/2013	9/30/2013	Capitalized Ratio	9/30/2014

Tangible Capital	11.42%	10.89%	10.74%
Tier 1 Capital (to average assets)	11.24%	10.15%	10.25%	5%	$263,385
Tier 1 Capital (to risk weighted assets)	21.40%	20.57%	20.92%	6%	$341,530
Total Capital (to risk weighted assets)	22.66%	21.83%	22.18%	10%	$280,842

Maintaining strong capital levels remains one of our top priorities.  Our capital levels are in excess of well capitalized levels under the current regulatory requirements as well as the proposed capital rules under Basel III.

During the quarter, we repurchased 450,744 shares of common stock at an average price of $13.31 under our share repurchase program.  We are no longer repurchasing shares due to our second step stock offering.

About Beneficial Mutual Bancorp, Inc.

Beneficial is a community-based, diversified financial services company providing consumer and commercial banking services. Its principal subsidiary, Beneficial Bank, has served individuals and businesses in the Delaware Valley area since 1853. The Bank is the oldest and largest bank headquartered in Philadelphia, Pennsylvania, with 58 offices in the greater Philadelphia and South New Jersey regions. Insurance services are offered through the Beneficial Insurance Services, LLC and wealth management services are offered through the Beneficial Advisors, LLC, both wholly owned subsidiaries of the Bank. For more information about the Bank and Beneficial, please visit www.thebeneficial.com.

Forward Looking Statements

This news release may contain forward-looking statements, which can be identified by the use of words such as “believes,” “expects,” “anticipates,” “estimates” or similar expressions. Such forward-looking statements and all other statements that are not historic facts are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. These factors include, but are not limited to, general economic conditions, changes in the interest rate environment, legislative or regulatory changes that may adversely affect our business, changes in accounting policies and practices, changes in competition and demand for financial services, adverse changes in the securities markets, changes in deposit flows and changes in the quality or composition of Beneficial’s loan or investment portfolios. Additionally, other risks and uncertainties may be described in Beneficial’s Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q or its other reports as filed with the Securities and Exchange Commission, which are available through the SEC’s website at www.sec.gov. Should one or more of these risks materialize, actual results may vary from those anticipated, estimated or projected. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except as may be required by applicable law or regulation, Beneficial assumes no obligation to update any forward-looking statements.

BENEFICIAL MUTUAL BANCORP, INC. AND SUBSIDIARIES

Unaudited Consolidated Statements of Financial Condition

(Dollars in thousands, except share amounts)

	September 30,	June 30,	December 31,	September 30,
	2014	2014	2013	2013
ASSETS:
Cash and Cash Equivalents:
Cash and due from banks	$46,986	$57,853	$41,801	$52,732
Interest-bearing deposits	185,440	196,115	313,882	330,900
Total cash and cash equivalents	232,426	253,968	355,683	383,632

Investment Securities:
Available-for-sale	798,599	840,551	1,034,180	1,101,128
Held-to-maturity	623,139	644,061	528,829	540,391
Federal Home Loan Bank stock, at cost	15,606	15,606	17,417	17,417
Total investment securities	1,437,344	1,500,218	1,580,426	1,658,936

Loans:	2,388,797	2,369,335	2,341,807	2,339,863
Allowance for loan losses	(51,714)	(52,624)	(55,649)	(56,860)
Net loans	2,337,083	2,316,711	2,286,158	2,283,003

Accrued interest receivable	13,610	13,396	13,999	14,688

Bank premises and equipment, net	78,990	79,089	71,753	64,308

Other assets:
Goodwill	121,973	121,973	121,973	121,973
Bank owned life insurance	42,386	42,050	41,414	41,611
Other intangibles	6,605	7,073	8,007	8,476
Other assets	89,475	91,256	104,000	107,961
Total other assets	260,439	262,352	275,394	280,021
Total assets	$4,359,892	$4,425,734	$4,583,413	$4,684,588

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Liabilities:
Deposits:
Non-interest bearing deposits	$358,439	$319,082	$291,109	$299,616
Interest bearing deposits	3,084,735	3,186,383	3,368,907	3,447,642
Total deposits	3,443,174	3,505,465	3,660,016	3,747,258
Borrowed funds	250,383	250,379	250,370	250,366
Other liabilities	54,685	57,231	57,881	67,191
Total liabilities	3,748,242	3,813,075	3,968,267	4,064,815
Commitments and contingencies
Stockholders’ equity:
Preferred stock - $.01 par value	—	—	—	—
Common stock — $.01 par value	825	825	823	823
Additional paid-in capital	361,816	360,521	356,963	356,109
Unearned common stock held by employee stock ownership plan	(14,755)	(15,204)	(16,102)	(16,551)
Retained earnings	355,596	349,073	342,025	339,066
Accumulated other comprehensive loss, net	(16,126)	(12,867)	(21,354)	(22,640)
Treasury stock, at cost	(75,706)	(69,689)	(47,209)	(37,034)
Total stockholders’ equity	611,650	612,659	615,146	619,773
Total liabilities and stockholders’ equity	$4,359,892	$4,425,734	$4,583,413	$4,684,588

BENEFICIAL MUTUAL BANCORP, INC. AND SUBSIDIARIES

Unaudited Consolidated Statements of Income

(Dollars in thousands, except per share amounts)

	For the Three Months Ended			For the Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2014	2014	2013	2014	2013
INTEREST INCOME:
Interest and fees on loans	$27,133	$26,202	$28,374	$79,792	$87,082
Interest on overnight investments	131	190	202	510	586
Interest and dividends on investment securities:
Taxable	7,098	7,736	8,039	22,629	23,190
Tax-exempt	604	658	692	1,925	2,110
Total interest income	34,966	34,786	37,307	104,856	112,968

INTEREST EXPENSE:
Interest on deposits:
Interest bearing checking accounts	408	422	704	1,273	2,223
Money market and savings deposits	1,354	1,349	1,708	4,032	4,971
Time deposits	1,942	1,988	2,051	5,931	6,231
Total	3,704	3,759	4,463	11,236	13,425
Interest on borrowed funds	1,831	1,810	2,053	5,442	5,958
Total interest expense	5,535	5,569	6,516	16,678	19,383
Net interest income	29,431	29,217	30,791	88,178	93,585
Provision for loan losses	(1,550)	250	1,500	200	11,500
Net interest income after provision for loan losses	30,981	28,967	29,291	87,978	82,085

NON-INTEREST INCOME:
Insurance and advisory commission and fee income	1,761	1,609	1,778	5,452	5,563
Service charges and other income	3,330	4,503	3,378	11,034	11,469
Mortgage banking income	211	115	131	451	884
Net gain on sale of non-performing commercial loans HFS	1,583	—	—	1,583	—
Net gain on sale of investment securities	328	94	297	625	1,933
Total non-interest income	7,213	6,321	5,584	19,145	19,849

NON-INTEREST EXPENSE:
Salaries and employee benefits	15,271	14,783	14,634	45,064	42,969
Occupancy expense	2,267	2,436	2,402	8,321	7,420
Depreciation, amortization and maintenance	2,202	2,117	2,215	6,796	6,846
Marketing expense	727	736	1,457	2,348	3,497
Intangible amortization expense	468	467	468	1,402	1,403
FDIC insurance	723	805	888	2,312	2,786
Merger and restructuring charges	—	—	—	—	(159)
Professional fees	1,009	1,034	1,640	3,398	4,522
Classified loan and other real estate owned related expense	398	627	1,449	1,368	4,533
Other	5,983	6,205	5,637	18,484	16,963
Total non-interest expense	29,048	29,210	30,790	89,493	90,780

Income before income taxes	9,146	6,078	4,085	17,630	11,154
Income tax expense	2,622	1,502	585	4,059	1,535

NET INCOME	$6,524	$4,576	$3,500	$13,571	$9,619

EARNINGS PER SHARE — Basic	$0.09	$0.06	$0.05	$0.18	$0.13
EARNINGS PER SHARE — Diluted	$0.09	$0.06	$0.05	$0.18	$0.13

Average common shares outstanding — Basic	72,871,533	73,558,881	75,870,327	73,552,143	76,104,838
Average common shares outstanding — Diluted	73,508,928	74,192,047	76,129,245	74,165,261	76,346,536

BENEFICIAL MUTUAL BANCORP, INC. AND SUBSIDIARIES

Selected Consolidated Financial and Other Data (Unaudited)

(Dollars in thousands)

	Three Months Ended						Nine Months Ended
	September 30, 2014		June 30, 2014		September 30, 2013		September 30, 2014		September 30, 2013
	Average	Yield /	Average	Yield /	Average	Yield /	Average	Yield /	Average	Yield /
	Balance	Rate	Balance	Rate	Balance	Rate	Balance	Rate	Balance	Rate

Investment securities:	$1,677,085	1.87%	$1,826,663	1.88%	$2,013,723	1.77%	$1,791,095	1.87%	$2,016,918	1.71%
Overnight investments	205,969	0.25%	301,195	0.25%	317,416	0.25%	270,123	0.25%	310,525	0.25%
Stock	15,613	3.95%	15,902	5.45%	18,429	1.71%	16,303	4.28%	17,894	0.88%
Other investment securities	1,455,503	2.07%	1,509,566	2.17%	1,677,878	2.06%	1,504,669	2.13%	1,688,499	1.99%

Loans:	2,372,272	4.53%	2,322,160	4.50%	2,370,494	4.77%	2,338,205	4.54%	2,398,334	4.85%
Residential	670,455	4.40%	673,668	4.47%	684,635	4.51%	674,141	4.47%	679,178	4.63%
Commercial real estate	627,684	4.80%	584,285	4.96%	587,261	5.12%	587,297	4.85%	610,053	5.10%
Business and small business	434,947	4.67%	423,747	4.12%	421,073	5.15%	433,656	4.46%	420,475	5.33%
Personal loans	639,186	4.30%	640,460	4.37%	677,525	4.51%	643,111	4.36%	688,628	4.54%

Total interest earning assets	$4,049,357	3.43%	$4,148,823	3.35%	$4,384,217	3.40%	$4,129,300	3.38%	$4,415,252	3.41%

Deposits:	$3,157,937	0.47%	$3,260,534	0.46%	$3,463,164	0.51%	$3,245,397	0.46%	$3,486,374	0.51%
Savings	1,134,951	0.35%	1,155,229	0.35%	1,123,607	0.44%	1,140,736	0.35%	1,085,285	0.44%
Money market	440,303	0.32%	440,830	0.32%	462,795	0.39%	442,344	0.32%	480,310	0.39%
Demand	661,864	0.20%	677,371	0.20%	667,992	0.25%	671,412	0.20%	665,719	0.25%
Demand - municipals	219,605	0.12%	272,803	0.11%	457,483	0.25%	276,335	0.12%	489,414	0.26%
Total core deposits	2,456,723	0.28%	2,546,233	0.28%	2,711,877	0.35%	2,530,827	0.28%	2,720,728	0.35%

Time deposits	701,214	1.10%	714,301	1.12%	751,287	1.08%	714,570	1.11%	765,646	1.09%

Borrowings	250,446	2.90%	250,376	2.90%	275,157	2.96%	250,420	2.91%	269,377	2.96%

Total interest bearing liabilities	$3,408,383	0.64%	$3,510,910	0.64%	$3,738,321	0.69%	$3,495,817	0.64%	$3,755,751	0.69%

Non-interest bearing deposits	320,636		314,569		304,744		313,221		307,970

Net interest margin		2.89%		2.81%		2.81%		2.84%		2.82%

ASSET QUALITY INDICATORS

	September 30,	June 30,	December 31,	September 30,
(Dollars in thousands)	2014	2014	2013	2013

Non-performing assets:
Non-accruing loans	$14,429	$27,782	$51,765	$50,258
Accruing government guaranteed student loans past due 90 days or more	20,920	16,819	24,410	22,057
Total non-performing loans	35,349	44,601	76,175	72,315

Real estate owned	2,161	2,008	5,861	7,488

Total non-performing assets	$37,510	$46,609	$82,036	$79,803

Non-performing loans to total loans	1.48%	1.88%	3.25%	3.09%
Non-performing assets to total assets	0.86%	1.05%	1.79%	1.70%
Non-performing assets, excluding government guaranteed student loans, to total assets	0.38%	0.67%	1.26%	1.23%
ALLL to total loans	2.16%	2.22%	2.38%	2.43%
ALLL to non-performing loans	146.30%	117.99%	73.05%	78.63%
ALLL to non-performing loans, excluding government guaranteed student loans	358.40%	189.42%	107.50%	113.14%

Impaired loan charge offs as a percentage of the unpaid principal balances at September 30, 2014 are as follows:

IMPAIRED LOANS:

At September 30, 2014 (Dollars in thousands)	Recorded Investment	Unpaid Principal Balance	Life-to-Date Charge offs	% of Unpaid Principal Balance
Impaired loans by category:
Commercial real estate	$2,762	$4,661	$(1,899)	40.74%
Commercial business	1,062	2,013	(951)	47.24%
Commercial construction	402	402	—	0.00%
Residential real estate	8,180	8,670	(490)	5.65%
Residential construction	271	479	(208)	43.42%
Consumer personal	1,752	1,779	(27)	1.52%
Total impaired loans	$14,429	$18,004	$(3,575)	19.86%

Key performance ratios (annualized) are as follows for the three and nine months ended (unaudited):

	For the Three Months Ended			For the Nine Months Ended
	September 30,	June 30,	December 31,	September 30,
	2014	2014	2013	2014	2013
PERFORMANCE RATIOS:
(annualized)
Return on average assets	0.58%	0.41%	0.25%	0.41%	0.27%
Return on average equity	4.22%	3.01%	1.86%	2.97%	2.06%
Net interest margin	2.89%	2.81%	2.78%	2.84%	2.82%
Efficiency ratio	79.27%	82.19%	84.42%	83.39%	80.03%
Tangible common equity	11.42%	11.26%	10.89%	11.42%	10.74%